  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1997.

                                                       REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                            ATRIA COMMUNITIES, INC.
              (EXACT NAME OF REGISTRANT SPECIFIED IN ITS CHARTER)

                               ----------------

        DELAWARE                     8361                    61-1303738
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                       515 WEST MARKET STREET, SUITE 200
                          LOUISVILLE, KENTUCKY 40202
                                (502) 596-7540
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                               AUDRA J. ECKERLE
                                GENERAL COUNSEL
                            ATRIA COMMUNITIES, INC.
                       515 WEST MARKET STREET, SUITE 200
                          LOUISVILLE, KENTUCKY 40202
                                (502) 596-7540
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPY TO:

                                IVAN M. DIAMOND
                        GREENEBAUM DOLL & MCDONALD PLLC
                           3300 NATIONAL CITY TOWER
                             LOUISVILLE, KY 40202

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THESE SECURITIES TO THE
PUBLIC: From time to time after this registration statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
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
                                                         PROPOSED
                                            PROPOSED     MAXIMUM
 TITLE OF EACH CLASS OF       AMOUNT        MAXIMUM     AGGREGATE   AMOUNT OF
    SECURITIES TO BE          TO BE      OFFERING PRICE  OFFERING  REGISTRATION
       REGISTERED           REGISTERED    PER SHARE(1)   PRICE(1)      FEE
-------------------------------------------------------------------------------
Common Stock, par value
 $.10...................  200,000 shares     $17.00     $3,400,000    $1,031
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee. This estimate has been calculated in accordance with Rule 457 under the Securities Act of 1933 and is based on the average of the high and low prices per share as reported on the National Association of Securities Dealers--National Market System on December 21, 1997.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILLED WITH + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES UNDER +
+THE SECURITIES LAWS OF ANY SUCH STATE.                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS
        , 1997

                                 200,000 SHARES

                            ATRIA COMMUNITIES, INC.

                                  COMMON STOCK
                           (PAR VALUE $.10 PER SHARE)

  This Prospectus covers a maximum of 200,000 shares of common stock, par value $.10 per share ("Common Stock") of Atria Communities, Inc. (the "Company" or "Atria") to be sold by Andy L. Schoepf (the "Selling Stockholder"). The Selling Stockholder may from time to time sell all or part of the shares covered by this Prospectus at prices then prevailing in the market or at negotiated prices. See "Plan of Distribution." Customary brokerage commissions or commissions in an amount to be negotiated from time to time may be paid by the Selling Stockholder. The Company will not receive any proceeds from the sales of shares by the Selling Stockholder.

  The Selling Stockholder acquired the shares offered hereby in a private transaction exempt from registration under the Securities Act of 1933, as amended ("Securities Act"). See "Identity of Selling Stockholder." Upon any sale of the shares offered hereby, the Selling Stockholder, brokers executing sales orders on behalf of the Selling Stockholder and dealers to whom the shares may be sold, may, under certain circumstances, be considered "underwriters" within the meaning of Section 2(11) of the Securities Act.

  The Common Stock is traded under the symbol "ATRC." The last reported sale price of the Common Stock on the Nasdaq National Market on December 22, 1997, was $16.875 per share.

                                  -----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                             AVAILABLE INFORMATION

  The Company is subject to the informational and reporting requirements of the Securities and Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, is required to file proxy statements, reports and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, as well as any such report, proxy statement and other information filed by the Company with the Commission, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the SEC: Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such filings may also be obtained from the Commission through the Internet at http://www.sec.gov.

  Statements made in this Prospectus concerning the provisions of any contract, agreement or other document referred to herein are not necessarily complete. For each such statement concerning a contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, reference is made to such exhibit or other filing for a more complete description of the matter involved and each such statement is qualified in its entirety by such reference.

  The Company intends to furnish to its stockholders annual reports containing financial statements audited by an independent accounting firm. The Company also intends to furnish such other reports as it may determine or as may be required by law.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference: The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; the Company's Quarterly Reports for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; the Company's Current Reports on Form 8-K dated April 1, 1997 and October 27, 1997; and the description of the Common Stock contained in the Company's Registration Statement on Form 8-A, as the same may be amended.

  All documents and reports subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference herein. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE FROM AUDRA J. ECKERLE, GENERAL COUNSEL, ATRIA COMMUNITIES, INC., 515 WEST MARKET STREET, SUITE 200, LOUISVILLE, KENTUCKY 40202 (TELEPHONE (502) 596-7540). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS PRIOR TO THE DATE ON WHICH A FINAL INVESTMENT DECISION IS TO BE MADE.

                                  THE COMPANY

  Atria is a leading national provider of assisted and independent living services for the elderly. At September 30, 1997, the Company operated 37 communities in 17 states with a total of 3,890 units. The Company also had 33 assisted living communities under development, including 17 communities under construction. The Company's communities included 1,878 assisted living units and 2,012 independent living units. The Company owns 30 of its communities, holds a majority interest in two communities, leases two communities and manages three communities.

  Assisted living is a rapidly emerging component of the non-acute health care system for the elderly. The assisted and independent living industries serve the long-term care needs of the elderly who do not require the more extensive medical services available in skilled nursing facilities, yet who are either no longer capable of or desire a totally independent lifestyle. Assisted living residents typically require assistance with two or more activities of daily living ("ADLs"), such as eating, grooming and bathing, personal hygiene and toileting, dressing, transportation, walking and medication supervision. The independent living industry serves the long-term care needs of the elderly who require only occasional assistance with ADLs.

  According to industry estimates, the assisted living industry represented approximately $12.0 billion in revenue in 1996. The Company believes that growth in the demand for assisted and independent living services is being driven by: the growing elderly population segment; changing societal patterns that make it difficult for families to provide in-home care for the elderly; increasing recognition among the elderly and their families that assisted and independent living facilities afford a cost-effective, independent, secure and attractive lifestyle; and the limited supply of purpose-built assisted living facilities currently available.

  Atria's objective is to expand its position as a leading national provider of high-quality assisted living services. Key elements of the Company's strategy are to continue to: (i) develop or acquire, in geographic clusters, 60 to 85 additional assisted living communities consisting of approximately 5,400 to 7,650 units by the year 2000 (including the 33 communities under development at September 30, 1997 and the communities developed or acquired since the Company's initial public offering) to achieve regional density; (ii) convert at least 750 of its existing independent living units to assisted living units by the year 2000 (approximately 250 per year); (iii) focus on private pay, middle-and upper-income residents; (iv) develop network relationships and strategic alliances with leading national and regional health care providers; (v) offer a broad range of high-quality services that meet the individual needs of residents to enable them to "age in place"; and
(vi) develop the Atria prototype model in targeted markets to increase brand awareness and achieve construction and operational efficiencies.

  Prior to completion of the Company's initial public offering in August 1996 (the "IPO"), certain of the Company's assisted and independent living communities had been operated by Vencor, Inc. ("Vencor") and its predecessors for over a decade. Vencor operates an integrated network of health care services primarily focusing on the needs of the elderly. In July 1997, the Company completed a public offering of 6.9 million primary shares of Common Stock (the "Secondary Offering"). In the fourth quarter of 1997, the Company sold $143.75 million of 5.0% Convertible Subordinated Notes due 2002 (the "Notes") in an offering exempt from registration under the Securities Act pursuant to Rule 144A (the "Note Offering"). At September 30, 1997, Vencor owned 42.8% of the Company's outstanding Common Stock.

  The Company's executive offices are located at 515 West Market Street, Suite 200, Louisville, Kentucky 40202, and its telephone number is (502) 596-7540.

                              RECENT DEVELOPMENTS

  In April 1997, the Company acquired American ElderServe Corporation ("American ElderServe"), an Atlanta-based operator of assisted living communities, for approximately $30.5 million in cash, stock and assumption of debt. At the time of the acquisition, American ElderServe operated 12 assisted living communities consisting of 503 units (six of the communities were owned; one was leased; and five were managed under contract). The Company terminated the management contracts on four of the five managed communities during July 1997. At the time of the acquisition, American ElderServe had six additional communities under construction, one of which opened in April 1997, and the remainder of which are scheduled to open by the end of 1997. In connection with the acquisition, Andy L. Schoepf, the former President and Chief Executive Officer and principal shareholder of American ElderServe, joined the Company as its Chief Operating Officer, received 636,487 shares of Common Stock (including certain demand and incidental registration rights with respect thereto) and was subsequently elected a director of the Company.

  In connection with the American ElderServe acquisition, the Company entered into a development agreement with Elder HealthCare Developers, LLC ("Elder HealthCare"), a Georgia limited liability company owned 10% by Atria and 90% by Assisted Care Developers, LLC ("Assisted Care Developers"). Assisted Care Developers is wholly-owned by George A. Schoepf, former Executive Vice President of American ElderServe and the brother of Andy L. Schoepf. Elder HealthCare has the exclusive right to develop assisted living communities for the Company in nine southeastern states. The Company has agreed that Elder HealthCare will develop at least 15 communities in this southeast region over the next three years; nine of those communities are currently under development. The Company will have the first option to purchase any such development community at the lesser of its fair market value or the cost to develop and operate such community through the time of purchase plus $666,666. The Company may exercise its option to purchase a community only after the community's operations become profitable as defined in the development agreement. Under the terms of the Operating Agreement of Elder HealthCare, as amended, Elder HealthCare will fund the development, construction and working capital needs of its communities by use of third party financing. If such financing is unavailable or insufficient to cover all of the construction and start-up costs associated with any of such communities, Atria will extend the necessary funds or guarantees to Elder HealthCare. Assisted Care Developers has agreed to indemnify the Company for up to 90.0% of any loss suffered by Atria as a result of the default of Elder HealthCare on any loan either extended or guaranteed by Atria. The Company will manage communities developed by Elder HealthCare from the day they commence operations. See "Risk Factors-- Increased Leverage and Risks of Indebtedness."

  The Company is in the process of completing the acquisition from The Carra Company, LLC ("Carra") of five assisted living community development sites located in Tennessee, Texas and Alabama. Carra will complete the development of these communities pursuant to development agreements with the Company. The total cost to acquire and complete the development of these communities will be approximately $24.4 million. One of these communities, with 92 units located in Memphis, Tennessee, was acquired in August 1997. A second 84-unit community located in Memphis was acquired in October 1997. Communities to be developed at the remaining three sites are scheduled to open from late 1997 through early 1998.

  In June 1997, the Company and MedGroup Management, Inc. ("MedGroup"), a wholly-owned for-profit subsidiary of Jewish Hospital HealthCare Services, Inc. ("Jewish HealthCare") reached an agreement regarding the development of assisted living communities within the market areas of Jewish HealthCare facilities. MedGroup has an exclusive right of first refusal to be the sole participant with Atria in the development of assisted living communities in southern Indiana and central Kentucky. Three communities are currently under development in the greater Louisville area. Jewish HealthCare is one of the largest operators of health care facilities in Kentucky and southern Indiana, with a network of 36 health care facilities.

  In February 1997, the Company acquired a 102-unit assisted living community and a 48 bed, 27-unit memory impairment and dementia care community. Both of these communities are located in Knoxville, Tennessee. In September 1997, the Company opened a 48-unit assisted living community in Memphis, Tennessee.

  In July 1997, the Company completed the Secondary Offering. The Company intends to use the net proceeds from the Secondary Offering, approximately $91.0 million, to finance the development and acquisition of assisted living communities and for general corporate purposes.

  In October 1997, the Company completed the Note Offering. The Notes will be convertible into shares of Common Stock commencing on January 14, 1998, unless previously redeemed or repurchased, at a conversion price of $20.86 per share, subject to certain adjustments. The net proceeds of the Note Offering will be used by the Company to finance the development and acquisition of additional assisted living communities and for working capital and other general corporate purposes.

  Additionally, in October 1997, the Company purchased the assets of a retirement community in Stamford, Connecticut for approximately $14.0 million. This community was previously owned by Vencor and has been managed by the Company since April 1997.

                  SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

  The statements contained or incorporated by reference in this Prospectus that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things: (i) the successful and timely implementation of the Company's acquisition and development strategy; (ii) the Company's ability to obtain financing on acceptable terms to finance its growth strategy and to operate within the limitations imposed by financing arrangements; (iii) the cost of implementing the Company's acquisition and development strategies; and (iv) other factors referenced in this Prospectus. See "Risk Factors." The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

  Financial Risks Associated with Expansion Program. During the first 12 months of operations, a newly developed assisted living community containing 90 units is expected to incur operating losses of between $150,000 and $250,000. Once opened, the Company estimates that it will take an average of 12 months for a community to achieve targeted occupancy levels. The Company may incur additional operating losses if it fails to achieve expected occupancy rates at newly developed communities or if expenses related to the development, acquisition or operation of new communities exceed expectations. The risks associated with the Company's development of additional assisted living communities and uncertainties regarding the profitability of such operations could have a material adverse effect on the Company's business, financial condition and results of operations.

  Development and Construction Risks. The Company intends to develop or acquire 60 to 85 additional assisted living communities consisting of approximately 5,400 to 7,650 units by the year 2000 (including the 33 communities being developed at September 30, 1997 and the communities developed and acquired since the Company's IPO). The Company's ability to expand at this pace will depend upon a number of factors, including, but not limited to, the Company's ability to acquire suitable properties at reasonable prices; the Company's success in obtaining necessary zoning, land use, building, occupancy, licensing and other required governmental permits and authorizations; and the Company's ability to control construction and renovation costs and project completion schedules. In addition, the Company's development plan is subject to numerous factors outside its control, including competition for site acquisitions, shortages of, or inability to obtain, labor or materials, changes in applicable laws or regulations or in the method of applying such laws and regulations, the failure of general contractors or subcontractors to perform under their contracts, strikes and adverse weather. The Company's business, financial condition and results of operations could be materially and adversely affected if the Company is unable to achieve its development plan.

  The Company does not currently have a substantial internal development staff, but it has retained third parties to locate suitable sites for new assisted living communities and to handle other aspects of the development process on a contractual basis. Final approval of all development sites is made by officers of the Company. If the Company is unable to expand its development staff or continue to retain third-party sources to assist in the development process, the Company's ability to execute its development and growth plans and the Company's business, financial condition and results of operations could be materially and adversely affected.

  Increased Leverage and Risks of Indebtedness. In connection with the sale of the Notes, the Company incurred $143.7 million in additional indebtedness and increased the ratio of its long-term debt to its total capitalization to 56.9% at September 30, 1997 (after giving effect to the net proceeds of the Note Offering, including the exercise of the related over-allotment option and the application of the net proceeds therefrom). As a result of this increased leverage, the Company's principal and interest obligations increased substantially. The degree to which the Company is leveraged could adversely affect the Company's ability to obtain additional financing for working capital, acquisitions or other purposes and could make it more vulnerable to economic downturns and competitive pressures. The Company's increased leverage could also adversely affect its liquidity, as a substantial portion of available cash from operations may have to be applied to meet debt service requirements and, in the event of a cash shortfall, the Company could be forced to reduce other expenditures and forego potential acquisitions to be able to meet such requirements.

  The amount of debt and debt-related payments is expected to increase substantially as the Company pursues its growth strategy. As a result, an increasing portion of the Company's cash flow will be devoted to debt service and related payments and the Company will be subject to risks normally associated with increased financial leverage. There can be no assurance that the Company will generate sufficient cash flows from operations to cover required interest, principal and any operating lease payments.

  In August 1996, Atria entered into a $200.0 million bank credit facility (the "Credit Facility") which has a maturity of four years and may be extended at the option of the banks for one additional year. The obligations under the Credit Facility are secured by substantially all of Atria's property, the capital stock of its present and future principal subsidiaries and all intercompany indebtedness owed to Atria by its subsidiaries. The Credit Facility contains certain customary financial covenants and other restrictions.

  Under the terms of the Operating Agreement of Elder HealthCare, as amended, Elder HealthCare will fund the development, construction and working capital needs of its communities by use of third party financing. If such financing is unavailable or insufficient to cover all of the construction and start-up costs associated with any of such communities, Atria will extend the necessary funds or guarantees to Elder HealthCare. Assisted Care Developers has agreed to indemnify the Company for up to 90.0% of any loss suffered by Atria as a result of the default of Elder HealthCare on any loan either extended or guaranteed by Atria. The Company will manage communities developed by Elder HealthCare from the day they commence operations. The Company may exercise its option to purchase a community only after the community's operations become profitable. If the Company fails to exercise its option, Elder HealthCare will not be obligated to obtain new financing to replace the financing provided by Atria.

  Risk of Rising Interest Rates. At September 30, 1997, $61.3 million in principal amount of the Company's indebtedness bore interest at floating rates. In addition, other indebtedness that the Company may incur in the future may also bear interest at a floating rate. Therefore, increases in prevailing interest rates could increase the Company's interest payment obligations and could have a material adverse effect on the Company's business, financial condition and results of operations.

  Restrictions Associated with Bond and HUD Financing. At September 30, 1997, ten of the Company's assisted living and independent living communities (containing 1,149 units) have been financed in whole or in part by industrial revenue bonds or HUD financing. Under the terms of the HUD financing, the Company is required to obtain HUD approval prior to taking certain actions, including raising prices. In addition, under the terms of the bonds, the Company is required to rent approximately 250 assisted and independent living units to individuals who have incomes which are 80.0% or less of the average income levels in a designated market. In certain cases, the Company's ability to increase prices in communities with such bond financing (in response to higher operating costs or other inflationary factors) could be limited if it affects the ability of the Company to attract and retain residents with qualifying incomes. Failure to satisfy these requirements constitutes an event of default and could accelerate the maturity dates of these financings. At September 30, 1997, outstanding amounts under both types of financing totaled $69.4 million. The Company does not presently expect to seek additional industrial revenue bond or HUD financing. However, the Company may assume financings of these types pursuant to acquisitions of additional communities.

  Consequences of Default. There can be no assurance that the Company will generate sufficient cash flows from operations to cover required interest, principal and operating lease payments. Any payment or other default could cause the lender to foreclose upon the communities securing such indebtedness with a consequent loss of income and asset value to the Company. In certain cases, indebtedness secured by a community is also secured by a pledge of the Company's interests in the community. In the event of a default with respect to any such indebtedness, the lender could avoid the judicial procedures required to foreclose on real property by foreclosing on the pledge instead, thus accelerating the lender's acquisition of the community. Further, because most of the Company's mortgages contain cross-default and cross-collateralization provisions, a default by the Company on one of its payment obligations could adversely affect a significant number of the Company's other communities.

  Acquisition Risks; Difficulties of Integration. In addition to developing additional assisted living communities, the Company currently plans to acquire additional assisted living facilities or other properties that can be repositioned as assisted living communities. The Company recently acquired (i) American ElderServe, an operator of 12 assisted living communities with 503 units, and (ii) two assisted living communities with a total of 129 units in Knoxville, Tennessee. There can be no assurance that the Company will be able to integrate successfully the operations of these communities or institute Company-wide systems and procedures to operate successfully the combined enterprises. There can be no assurance that the Company's acquisition of assisted living facilities will be completed at the rate currently expected, if at all. The success of the Company's acquisitions will be determined by numerous factors, including the Company's ability to identify suitable acquisition candidates, competition for such acquisitions, purchase price, financial performance of the communities after acquisition and ability of the Company to integrate effectively the operations of acquired communities. A strategy of growth by acquisition also involves the risk of assuming unknown or contingent liabilities of the acquired businesses, which could be material, individually or in the aggregate. Any failure by the Company to identify suitable candidates for acquisition, to integrate or operate acquired communities effectively or to insulate itself from unwanted liabilities of acquired businesses may have a material adverse effect on the Company's business, financial condition and results of operations.

  Limited History as a Stand-alone Company. Although the Company's predecessors have operated assisted and independent living communities for over a decade, the Company itself has only operated as a stand-alone company since August 1996. Prior to August 1997, the Company received certain administrative services from Vencor, including finance and accounting, human resources, risk management, legal, marketing and information systems support, pursuant to an administrative services agreement dated August 19, 1996 (the "1996 Administrative Services Agreement"). Upon the expiration of this agreement in August 1997, the Company and Vencor entered into an administrative services agreement (the "New Administrative Services Agreement") with respect to marketing, human resources and information systems support. The New Administrative Services Agreement will expire on December 31, 1997, unless the Company requests Vencor to provide information systems support for an additional 90 days. Although there can be no assurance that upon termination of this agreement the Company will have adequate staffing to perform the functions Vencor currently performs for the

Company, the Company is currently implementing plans to insource most of these services or contract with third parties for the provision of these services. The costs associated with securing these services from third parties or insourcing these services may exceed the costs associated with the provision of these services by Vencor.

  Principal Stockholder. At September 30, 1997, Vencor held 42.8% of the outstanding Common Stock and, accordingly, is in a position to influence significantly the management and operations of the Company. Three of the eight Company directors are officers or directors of Vencor and only three directors of the Company are independent directors who are not Vencor affiliates or employees of the Company. Vencor has entered into a Voting Agreement pursuant to which it has agreed to vote all of its shares of Common Stock at any meeting at which directors are elected in favor of the election of independent directors so that after such election, if such persons are elected, there will be at least two independent directors. The Voting Agreement continues in effect until August 2001 so long as Vencor beneficially owns 30.0% or more of the Common Stock. The concentration of ownership in Vencor may have a limiting effect on the price and trading volume of the Common Stock and may inhibit changes in control of the Company.

  Relationship with Vencor; Conflicts of Interest. Certain directors and officers of Vencor who are also directors of the Company, and Vencor, as the Company's principal stockholder, have conflicts of interest with respect to certain transactions concerning the Company. When the interests of Vencor and the Company diverge, Vencor may exercise its influence in its own best interests. The Company anticipates resolving potential conflicts of interest on a case-by-case basis, which may include the use of committees comprised of disinterested members of the Board of Directors and the retention of independent financial and other advisors. Transactions between the Company and its officers, directors, principal stockholders and their affiliates will be on terms no less favorable to the Company than could be obtained from unrelated third parties and any such transactions will be subject to approval by a majority of the disinterested members of the Board of Directors.

  The Company and Vencor have entered into certain agreements, including an Incorporation Agreement, a Tax Sharing Agreement, a Registration Rights Agreement, a Guaranty Fee Agreement and certain Services Agreements (the
"Vencor Agreements"), in connection with Vencor's contribution of assisted and independent living communities to Atria in exchange for 10,000,000 shares of Common Stock and the Company's assumption of certain liabilities related to such communities. These agreements specify certain services to be provided to the Company by Vencor. For example, prior to 1997, Vencor provided certain administrative services to the Company, including finance and accounting, human resources, risk management, legal, marketing and information systems support for an annual fee approximating $458,000. Pursuant to the Incorporation Agreement, the Company paid Vencor $150,000 for its assistance in connection with the IPO. The maximum guaranty fee that the Company intends to pay Vencor in connection with the Guaranty Fee Agreement is $1,125,000 per year. Except for the New Administrative Services Agreement, these agreements were negotiated by officers of Vencor and the Company while the Company was a wholly-owned subsidiary of Vencor. Accordingly, there is no assurance that (i) the terms and conditions of these arrangements are as favorable to the Company as those the Company could have obtained from unaffiliated third parties; or (ii) such arrangements will not be terminated or modified in the future. Although Vencor has advised the Company that it does not intend to compete with the Company, the Vencor Agreements do not contain any covenant not to complete or similar restrictions prohibiting Vencor from developing, acquiring or operating its own assisted or independent living facilities.

  Need for Additional Financing. To achieve its growth objectives, the Company will need to obtain substantial additional financing to fund its development, construction and acquisition activities. The Company currently estimates that the net proceeds from the Note Offering, together with existing capital resources and financing commitments, will be sufficient to fund its development and acquisition program through mid-1999. There can be no assurance, however, that the Company will not be required to obtain additional capital at an earlier date. The Company may from time to time seek additional financing through public or private financing sources, including equity or debt financing. If additional funds are raised by issuing equity securities, the Company's stockholders may experience dilution. There can be no assurance that adequate funding will be available as needed or on terms acceptable to the Company. Insufficient financial resources may require the Company to delay or eliminate all or some of its development projects and acquisition plans, which could have a material adverse effect on the Company's business, financial condition and results of operations.

  Variations in Operating Results. Although the Company has been profitable, there can be no assurance that revenue growth or profitability will not fluctuate on a quarterly or annual basis in the future. The Company may experience variations in quarterly and annual operating results. Quarterly or annual variations may result from the timing of opening new communities and the rate at which certain occupancy levels are achieved. The Company's operating results for any particular quarter or year may not be indicative of results for future periods.

  Management of Planned Rapid Growth. The Company's success will depend, in part, on its ability to manage its planned rapid growth. The Company does not presently have adequate staff to manage its planned growth and relies on Vencor to provide certain internal management functions. The Company will need to expand its operational, financial and management information systems and continue to attract, motivate and retain key employees. If the Company does not manage its growth effectively, its business, financial condition and results of operations could be materially and adversely affected. See "Risk Factors--Limited History as a Stand-alone Company," and "--Relationship with Vencor; Conflicts of Interest."

  Dependence on Private Pay Residents. The Company currently relies, and in the foreseeable future expects to rely, primarily on the ability of residents to pay for the Company's services from their own financial resources. In the event that managed care becomes a significant factor in the assisted living industry, the amount the Company receives for its services could be adversely affected. In addition, inflation or other circumstances that adversely affect the ability of the elderly to pay for the Company's services could have a material adverse effect on the Company's business, financial condition and results of operations.

  Competition. The assisted living industry is highly competitive. The Company faces competition from numerous local, regional and national providers of assisted and independent living and long-term care services. The Company also competes with companies providing home-based health care. Some of the Company's competitors operate on a not-for-profit basis or as charitable organizations. Also, many of the Company's competitors are significantly larger and have greater financial resources than the Company. The Company believes that the assisted living industry will become even more competitive in the future. Regulatory barriers to entry into the assisted living industry are generally not substantial. If the development of new assisted living facilities surpasses the demand for such facilities in particular markets, such markets may become saturated. The Company also expects to compete for acquisitions of additional assisted living facilities and properties. There can be no assurance that competition will not limit the Company's ability to attract residents or expand its business or have a material adverse effect on the Company's business, financial condition or results of operations.

  Government Regulation. The health care industry is subject to extensive regulation and frequent regulatory change. At this time, no federal laws or regulations specifically regulate assisted or independent living facilities. While a number of states have not yet enacted specific assisted living regulations, the Company's communities are subject to regulation, licensing, certificate of need requirements and permitting by state and local health and social service agencies and other regulatory authorities. Requirements vary from state to state. Changes in existing laws and regulations, adoption of new laws and regulations and new interpretations of existing laws and regulations could have an adverse impact on the Company's operations. The Company believes that such regulation will increase in the future. In addition, health care providers are receiving increased scrutiny under anti-trust laws as the integration and consolidation of health care delivery increases and affects competition. Regulation of the assisted living industry is evolving. The Company is unable to predict the content of new regulations and their effect on its business. There can be no assurance that the Company's operations will not be adversely affected by regulatory developments. Failure by the Company to comply with applicable regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

  Federal and state fraud and abuse or anti-self referral statutes and regulations, such as Medicare/Medicaid anti-kickback laws, Stark I and II, certain provisions of the Health Insurance Portability and Accountability Act of 1997 and the Balanced Budget Act of 1997, govern certain financial arrangements among health care providers and others who may be in a position to refer or recommend patients to such providers. These laws prohibit, among other things, certain direct and indirect payments that are intended to induce the referral of patients to, the arranging for services by or the recommending of a particular provider of health care items or services. Vencor and other health care providers offer certain services to residents of the Company's communities. Fraud and abuse oversight is increasing and the application of these laws has been expanded to include payors beyond Medicare and Medicaid, such as indemnity insurers, managed care organizations and other private payors. These laws have been broadly interpreted to apply to certain relationships between health care providers and sources of patient referral. These laws and regulations are extremely complex and have been the subject of little judicial or regulatory interpretation. Similarly, state laws vary, are sometimes vague and have seldom been interpreted by courts or regulatory agencies. Violation of these laws can result in loss of licensure, civil and criminal penalties and exclusion of health care providers or suppliers from participation in the Medicare and Medicaid programs. There can be no assurance that such laws will be interpreted in a manner consistent with the practices of the Company.

  Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. A number of additional federal, state and local laws exist that also may require modifications to existing and planned communities to create access to the properties by disabled persons. While the Company believes that its properties are substantially in compliance with present requirements or are exempt therefrom, if required changes involve a greater expenditure than anticipated or must be made on a more accelerated basis than anticipated, additional costs would be incurred by the Company. Further legislation may impose additional burdens or restrictions with respect to access by disabled persons, the costs of compliance with which could be substantial.

  Labor Costs. The Company competes with various health care providers and other employers for qualified and skilled personnel. The Company's labor costs will increase over time. The Company's business, financial condition and results of operations could be adversely affected if the Company is unable to control its labor costs.

  Environmental Risks. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the cost of removal or remediation of certain hazardous or toxic substances that may be located on, in or under the property. These laws and regulations may impose liability regardless of the owner's or operator's responsiblity or knowledge of the presence of the hazardous or toxic substances. The liability of the owner or operator and the cost of any required remediation or removal of hazardous or toxic substances could exceed the property's value. In connection with the ownership or operation of its communities, the Company could be liable for these costs. As a result, the presence of hazardous or toxic substances at any property currently held or operated by the Company or acquired or operated by the Company in the future, could have a material adverse effect on the Company's business, financial condition and results of operations.

  Liability and Insurance. In recent years, the long-term care industry has experienced an increase in the number of lawsuits alleging negligence and other legal theories, many of which involve significant costs and substantial claims. The Company maintains insurance policies in amounts and with such coverage as it deems appropriate for its operations. There can be no assurance, however, that the Company will be able to continue to obtain sufficient liability insurance coverage in the future or that such coverage will be available on acceptable terms. A successful claim in excess of the Company's coverage or not covered by the Company's insurance could have a material adverse effect on the Company's business, financial condition and results of operations. Claims against the Company, regardless of their merit or outcome, may involve significant legal costs and require management to devote considerable time that would otherwise be utilized in the operation of the Company.

  Anti-takeover Provisions. The Company's Restated Certificate of Incorporation and Amended and Restated By-laws, as well as Delaware corporate law, contain certain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire or take control of, the Company. These provisions could limit the price that certain investors might be willing to pay for shares of Common Stock. Certain of these provisions allow the Company to issue, without stockholder approval, preferred stock having voting rights senior to those of the Common Stock. Other provisions impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. In addition, the Company's Board of Directors is divided into three classes, each of which serves for a staggered three-year term, which may make it more difficult for a third party to gain control of the Board of Directors. As a Delaware corporation, the Company is subject to Section 203 of the Delaware General Corporation Law which, in general, prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" for three years following the date such person became an interested stockholder unless certain conditions are satisfied. As a result, third parties may be discouraged from attempting to acquire or take control of the Company. See "Risk Factors--Principal Stockholder."

  Possible Volatility of Stock Price. The Company's Common Stock has been quoted on the Nasdaq National Market since August 1996. The stock market in recent years has experienced broad price and volume fluctuations that have frequently been unrelated to the performance of particular companies. Such market fluctuations may materially and adversely affect the market price of the Common Stock.

                        IDENTITY OF SELLING STOCKHOLDER

  The Selling Stockholder is Andy L. Schoepf, the Chief Operating Officer and a director of the Company. Mr. Schoepf's address is 515 West Market Street, Suite 200, Louisville, Kentucky 40202. Pursuant to an Agreement and Plan of Merger dated March 3, 1997, between the Company and the Selling Stockholder, the Selling Stockholder acquired 636,487 shares of Common Stock in exchange for his interest in the American ElderServe Corporation. Prior to this offering the Selling Stockholder owns 636,487 shares or 2.7% of the shares of Common Stock outstanding at December 22, 1997. After this offering the Selling Stockholder will own 436,487 shares or 1.9% of the shares of Common Stock outstanding at December 22, 1997.

                             PLAN OF DISTRIBUTION

  The Selling Stockholder has advised the Company that sales of the shares offered hereby will be effected from time to time in transactions (which may include block transactions) on the Nasdaq National Market System, in the over-the-counter market, in negotiated transactions or otherwise, at prices then prevailing or at negotiated prices. The Selling Stockholder may effect such transactions by selling the shares directly to purchasers or to or through broker-dealers who may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder, or from the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. The Selling Stockholder and any persons who act as broker-dealers in connection with the sale of the shares offered hereby might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them, and any profit on the resale of the shares as principal, may under certain circumstances be deemed to be underwriting discounts and commissions under the Securities Act.

                                 LEGAL MATTERS

  The validity of the shares offered hereby will be passed upon for the Company by Greenebaum Doll & McDonald PLLC, Louisville, Kentucky. William C. Ballard Jr., a director of the Company, is of counsel to Greenebaum Doll & McDonald PLLC, and as of the date of this Prospectus he beneficially owns 23,000 shares of Common Stock.

                                    EXPERTS

  The consolidated financial statements of Atria Communities, Inc. appearing in the Atria Communities, Inc. Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents By Reference............................   2
The Company................................................................   3
Risk Factors...............................................................   5
Identity of Selling Stockholder............................................  11
Plan of Distribution.......................................................  11
Legal Matters..............................................................  11
Experts....................................................................  11

                                ---------------


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-------------------------------------------------------------------------------
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                                200,000 SHARES

                            ATRIA COMMUNITIES, INC.

                                 COMMON STOCK

                                ---------------

                                  PROSPECTUS

                                ---------------



                                         1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth an itemized statement of all expenses to be borne by the Company in its registration of the shares registered hereunder. The Selling Stockholder will be responsible for any and all underwriting discounts, selling commissions and similar brokerage charges in connection with the sale of the shares registered hereunder. All amounts are estimated, except for the SEC registration fee.

      SEC registration fee............................................. $ 1,031
      Legal Fees and Expenses..........................................  11,000
      Accounting Fees and Expenses.....................................   3,500
      Miscellaneous....................................................   1,469
                                                                        -------
          Total........................................................ $17,000
                                                                        =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  A. Elimination of Certain Liability. Pursuant to Article IX of the Registrant's Certificate of Incorporation ("Article IX"), a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
(iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of Section A of Article IX shall not adversely effect any right or protection of a director of the Registrant existing at the time of such repeal or modification.

  B. Right to Indemnification. Subject to Section C of Article IX of the Registrant's Certificate of Incorporation, each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than said law permitted the Registrant to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as in effect from time to time ("ERISA"), penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. The Registrant may, by action of its Board of Directors, provide indemnification to other employees or agents of the Registrant with the same scope and effect as the indemnification of directors and officers pursuant to Article IX.

  C. Procedure for Indemnification. Any indemnification under Article IX (unless ordered by a court) shall be made by the Registrant only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the

General Corporation Law of the State of Delaware, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than said law permitted the Registrant to provide prior to such amendment). Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such action, suit or proceeding (the "Disinterested Directors");
(ii) if such a quorum of Disinterested Directors is not obtainable, or, even if obtainable, a quorum of Disinterested Directors so directs, by independent legal counsel and a written opinion; or (iii) by the stockholders. The majority of Disinterested Directors may, as they deem appropriate, elect to have the Registrant indemnify any other employee, agent or other person acting for or on behalf of the Registrant.

  D. Advances for Expenses. Costs, charges and expenses (including attorneys' fees) incurred by a director or officer of the Registrant, or such other person acting on behalf of the Registrant as determined in accordance with Section C of Article IX, in defending a civil or criminal action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of a undertaking by or on behalf of the director, officer or other person to repay all amounts so advanced in the event that it shall ultimately be determined that such director, officer or other person is not entitled to be indemnified by the Registrant as authorized in
Article IX or otherwise.

  E. Right of Claimant to Bring Suit. If a claim under Sections B or D of
Article IX is not paid in full by the Registrant within 30 days after a written claim has been received by the Registrant, the claimant may at any time thereafter bring suit against the Registrant to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Registrant) that the claimant has not met the standard of conduct that makes it permissible under the General Corporation Law of the State of Delaware for the Registrant to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Registrant. Neither the failure of the Registrant (including its Board of Directors, legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standards of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Registrant (including its Board of Directors, legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

  F. Other Rights; Continuation of Right to Indemnification. The indemnification and advancement of expenses provided by Article IX shall not be deemed exclusive of any other rights to which a claimant may be entitled under any law (common or statutory) by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to any action in another capacity while holding office or while employed by or acting as agent for the Registrant, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification under Article IX shall be deemed to be a contract between the Registrant and each director and officer of the Registrant who serves or served in such capacity at any time while Article IX is in effect. Any repeal or modification of Article IX or any repeal or modification of relevant provisions of the General Corporation Law of the State of Delaware or any other applicable law shall not in any way diminish any rights to indemnification of such director, officer or the obligations of the Registrant arising hereunder with respect to any action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal. For the purposes of Article IX, references to "the Registrant" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article IX of the Registrant's Articles of Incorporation, with respect to the resulting or surviving corporation, as such person would if such person had served the resulting or surviving corporation in the same capacity.

  G. Insurance. The Registrant may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, even if the Registrant would not have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

  H. Severability. If any provision or provisions of Article IX shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of Article IX (including, without limitation, each portion of any paragraph of Article IX containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of Article IX of the Registrant's Certificate of Incorporation (including, without limitation, each such portion of any paragraph of Article IX containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ITEM 16 EXHIBITS.

  The following exhibits are filed as part of this Registration Statement:

      NUMBER                           DESCRIPTION
      ------                           -----------
      2        Agreement and Plan of Merger among Atria Communities,
               Inc., Atria Communities Southeast, Inc., American
               ElderServe Corporation, Andy L. Schoepf, Elizabeth A.
               Schoepf, and Evely C. Schoepf, dated as of March 3, 1997.
               Exhibit 2.1 to the Company's Current Report on Form 8-K
               dated April 1, 1997 (Comm. File No. 0-21159) is hereby in-
               corporated by reference
     4.1       Restated Certificate of Incorporation. Exhibit 3.1 to the
               Company's Registration Statement on Form S-1 (Comm. File
               333-06907) is hereby incorporated by reference
     4.2       Amended and Restated Bylaws. Exhibit 3.2 to the Company's
               Registration Statement on Form S-1 (Comm. File No. 333-
               06907) is hereby incorporated by reference
     4.3       Specimen Common Stock Certificate. Exhibit 4 to the
               Company's Registration Statement on Form S-1 (Comm. File
               No. 333-06907) is hereby incorporated by reference
     4.4       Credit Agreement dated as of August 15, 1996, among (a)
               Atria Communities, Inc., as Borrower; (b) the lending in-
               stitutions listed in Annex I to the Credit Agreement, as
               Lenders; (c) PNC Bank, National Association, as Adminis-
               trative Agent; (d) PNC Bank, Kentucky, Inc., as Managing
               Agent; (e) National City Bank of Kentucky, as Documenta-
               tion Agent, and (f) PNC Bank, National Association, Na-
               tional City Bank of Kentucky, and the Toronto-Dominion
               Bank, New York Agency, as Syndication Agent Exhibit 1 to
               the Company's Current Report on Form 8-K dated August 26,
               1996 (Comm. File No. 0-21159) is hereby incorporated by
               reference
     4.5       Amendment No. 1 to Credit Agreement dated as of January
               14, 1997 among Atria Communities, Inc., as borrower, the
               lending institutions named therein, PNC Bank, National As-
               sociation, as Administrative Agent, PNC Bank, Kentucky,
               Inc., as Managing Agent, and National City Bank of Ken-
               tucky, as Documentation Agent. Exhibit 4.1 to the
               Company's Quarterly Report on Form 10-Q for the period
               ended March 31, 1997 (Comm. File
               No. 0-21159) is hereby incorporated by reference
     4.6       Amendment No. 2 to Credit Agreement dated as of March 27,
               1997 among Atria Communities, Inc., as borrower, the lend-
               ing institutions named therein, PNC Bank, National Associ-
               ation, as Administrative Agent, PNC Bank Kentucky, Inc.,
               as Managing Agent, and National City Bank of Kentucky, as
               Documentation Agent. Exhibit 4.2 to the Company's Quar-
               terly Report on Form 10-Q for the period ended March 31,
               1997 (Comm. File
               No. 0-21159) is hereby incorporated by reference

      NUMBER                           DESCRIPTION
      ------                           -----------
      4.7      Amendment No. 3 to Credit Agreement dated as of May 27,
               1997 among Atria Communities, Inc., as borrower, the lend-
               ing institutions named therein, PNC Bank, National Associ-
               ation as Administrative Agent, PNC Bank Kentucky, Inc. as
               Managing Agent, and National City Bank of Kentucky, as
               Documenting Agent. Exhibit 4.6 to the Company's Registra-
               tion Statement on Form S-3 (Comm. File No. 333-28577)
      4.8      Amendment No. 4 to Credit Agreement dated as of September
               29, 1997 among Atria Communities, Inc., as borrower, the
               lending institutions named therein, PNC Bank, National As-
               sociation as Administrative Agent, and National City Bank
               of Kentucky, as Documentation Agent. Exhibit 4.1 to the
               Company's Quarterly Report on Form 10-Q for the period
               ended September 30, 1997 (Comm. File No. 0-21159) is
               hereby incorporated by reference
      4.9      Form of 5.0% Convertible Subordinated Notes Due 2002 (in-
               cluded in Exhibit 4.9)
      4.10     Indenture dated as of October 16, 1997, by and among Atria
               Communities, Inc., BT Alex. Brown Incorporated, Donaldson,
               Lufkin & Jenrette Securities Corporation, Morgan Stanley &
               Co. Incorporated, Smith Barney Inc. and J.C. Bradford &
               Co. (Exhibit 4.2 to the Company's Current Report on Form
               8-K dated October 16, 1997 (Comm. File No. 0-21159) is
               hereby incorporated by reference
     5         Opinion of Greenebaum Doll & McDonald PLLC as to legality
               of the securities being registered
     23.1      Consent of Ernst & Young LLP
     23.2      Consent of Greenebaum Doll & McDonald PLLC (included in
               Exhibit 5)
     24        Power of Attorney (included on signature Page of the Reg-
               istration Statement)
     27        Financial Data Schedule (included only in filings under
               the Electronic Data Gathering, Analysis, and Retrieval
               System)

  (b) FINANCIAL STATEMENT SCHEDULES

  Not applicable.

ITEM 22 UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii) To include any material information with respect to the plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Company hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, IN THE CITY OF LOUISVILLE, COMMONWEALTH OF KENTUCKY, ON DECEMBER 22, 1997.

                                          Atria Communities, Inc.

                                               /s/ W. Patrick Mulloy, II
                                          By: _________________________________
                                                  W. Patrick Mulloy, II
                                               Chief Executive Officer and
                                                        President

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS W. PATRICK MULLOY, II, J. TIMOTHY WESLEY AND AUDRA J. ECKERLE AND EACH OF THEM SUCH INDIVIDUAL'S TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR SUCH INDIVIDUAL AND IN HIS OR HER NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT AND ANY REGISTRATION STATEMENT RELATED TO THE OFFERING CONTEMPLATED BY THIS REGISTRATION STATEMENT THAT IS TO BE EFFECTIVE UPON FILING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT OF 1933, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND ALL DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION AND ANY STATE OR OTHER REGULATORY AUTHORITY, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE OR NECESSARY TO BE DONE IN AND ABOUT THE PREMISES AS FULLY TO ALL INTENTS AND PURPOSES AS HE OR SHE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS, OR ANY OF THEM, OR THEIR SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


     /s/ W. Bruce Lunsford           Chairman of the Board         December 22, 1997
____________________________________
         W. Bruce Lunsford

   /s/ W. Patrick Mulloy, II         Chief Executive Officer,      December 22, 1997
____________________________________  President and Director
       W. Patrick Mulloy, II

      /s/ Andy L. Schoepf            Chief Operating Officer and   December 22, 1997
____________________________________  Director
          Andy L. Schoepf

     /s/ J. Timothy Wesley           Chief Financial Officer,      December 22, 1997
____________________________________  Vice President of
         J. Timothy Wesley            Development and Secretary
                                      (Chief Financial and
                                      Accounting Officer)


    /s/ Sandra Harden Austin         Director                      December 22, 1997
____________________________________
        Sandra Harden Austin

   /s/ William C. Ballard Jr.        Director                      December 22, 1997
____________________________________
       William C. Ballard Jr.

       /s/ Peter J. Grua             Director                      December 22, 1997
____________________________________
           Peter J. Grua

       /s/ Thomas T. Ladt            Director                      December 22, 1997
____________________________________
           Thomas T. Ladt

       /s/ R. Gene Smith             Director                      December 22, 1997
____________________________________
           R. Gene Smith
